Exhibit 99.1

NEWS RELEASE

Lumen Technologies Announces Completion of Partial Redemption of Qwest Corporation Notes

DENVER, Sept. 16, 2020 – Lumen Technologies (NYSE: CTL) announced today that Qwest Corporation, its indirect, wholly-owned subsidiary (“Qwest”), completed its previously-announced partial redemption of $250 million aggregate principal amount of its 6.625% Notes due 2055 (the “Qwest Notes”) on Sept. 15, 2020.

Additional information regarding the redemption of the Qwest Notes is available from U.S. Bank National Association.

About Lumen Technologies

Lumen is guided by our belief that humanity is at its best when technology advances the way we live and work. With 450,000 route fiber miles serving customers in more than 60 countries, we deliver the fastest, most secure global platform for applications and data to help businesses, government and communities deliver amazing experiences.

Learn more about Lumen’s network, edge cloud, security and communication, and collaboration solutions and our purpose to further human progress through technology at news.lumen.com, LinkedIn: /lumentechnologies, Twitter: @lumentechco, Facebook: /lumentechnologies, Instagram: @lumentechnologies and YouTube: /lumentechnologies. Lumen and Lumen Technologies are registered trademarks of Lumen Technologies LLC in the United States. Lumen Technologies LLC is a wholly-owned affiliate of CenturyLink Inc.

* The Lumen brand was launched on Sept. 14, 2020. As a result, CenturyLink Inc. is referred to as Lumen Technologies, or simply Lumen. The legal name CenturyLink Inc. is expected to be formally changed to Lumen Technologies Inc. upon the completion of all applicable requirements.

Forward-Looking Statements

Except for historical and factual information, the matters set forth in this release and other of our oral or written statements identified by words such as “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” and similar expressions are forward-looking statements. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. You are cautioned not to unduly rely upon our forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise. We may change our intentions, strategies or plans (including our plans expressed herein) without notice at any time and for any reason.

Media Contact:	Investor Contact:

Jeremy Jones	Mark Stoutenberg
Jeremy.Jones@lumen.com	Mark.Stoutenberg@lumen.com

+1 720-567-7044	+1 720-888-1662